Exhibit 10.1

SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT
RECITALS
This Separation, Consulting and General Release Agreement (“Agreement”) effective as of October 15, 2019 (the “Effective Date”) and is made by and between John Nicholson (“Nicholson”) and Nektar Therapeutics (“Company”).
WHEREAS, Nicholson and Company entered into an Employee Agreement, dated December 1, 2008, regarding various nondisclosure, non-solicitation and invention assignment obligations (the “Employee Confidentiality Agreement”);
WHEREAS, Nicholson provided notice that he would step down from his current position as Senior Vice President and Chief Operating Officer effective October 1, 2019, and would remain an employee of the Company until his retirement effective October 15, 2019;
WHEREAS, the parties desire that Nicholson be available for, and, as needed, perform requested consulting services through the “Consulting Services Term” (as defined below);
NOW, THEREFORE, in consideration of the mutual promises and respective agreements, representations, warranties, covenants, conditions contained in this Agreement, the parties hereby agree as follows:
1.Separation from Company and Severance Benefits.
(a) Separation. Effective on the October 15, 2019 (the “Separation Date”), Nicholson’s employment at the Company, as well as Nicholson’s employment in any other capacity for the Company or any of its affiliates, shall terminate. In addition, with respect to stock options (“the Options”) and restricted stock units (“the RSUs”) the Company previously granted to Nicholson, Nicholson acknowledges and agrees that any such Options and any such RSUs not vested by the Separation Date are forfeited in accordance with the terms of the stock option and restricted stock unit agreements and related stock option and related restricted stock unit notices and the applicable equity incentive plan of the Company. Nicholson acknowledges and agrees that he has no further right or benefits under any agreement to receive or acquire any security or derivative security in or with respect to the Company or any of its affiliates or subsidiaries. Following the Separation Date, Nicholson shall not be authorized to transact any business on behalf of the Company or any its affiliates or subsidiaries unless authorized to do so in writing by an officer of the Company.
(b) Severance Benefits. Provided that Nicholson complies with all of the terms of this Agreement, the Company shall provide Nicholson with the following severance benefits (the “Severance Benefits”): (a) a paid consulting arrangement as set forth in Section 3 below; and (b) Nicholson’s Options, to the extent outstanding and vested as of the Separation Date, will remain exercisable for an additional three (3) months following the conclusion of the Consulting Services Term (defined below); and (c) provided that Nicholson timely exercises his right to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the monthly health insurance coverage fees for Nicholson and his eligible dependents for a period commencing on the Separation Date and ending on March 31, 2021, subject to the proviso that in all cases the Company’s obligation to pay the monthly health insurance coverage fees shall end on the date Nicholson becomes eligible to receive health insurance coverage from any subsequent employer. Nicholson shall notify the Company promptly upon accepting employment with any other person or entity, but no later than three calendar days prior to commencing such employment, and at the same time, Nicholson shall notify the Company whether he is eligible to receive health coverage in connection with such employment. Nicholson acknowledges that the Severance Benefits represent payments that he would not otherwise be entitled to receive, now or in the future, without entering into this Agreement, and constitutes valuable consideration for the promises and undertakings set forth in this Agreement.
2.Payment of Salary and Expenses. On Nicholson’s Separation Date, the Company will pay Nicholson a total of (i) all accrued and unpaid salary, and (ii) an amount equaling his effective hourly rate multiplied by the number of hours of accrued, but unused, paid time off [collectively, (i) and (ii), the “Accrued Obligations”]. In the event that Nicholson has a negative paid time off balance, Nicholson agrees that such amount will be deducted from the Company’s payment to him of his Accrued Obligations. By signing below, Nicholson acknowledges and represents that, upon receiving the Accrued Obligations, he will have received all salary, wages, bonuses, accrued vacation and paid time off, and all other benefits and compensation due to him through the Separation Date.

Nicholson agrees that, by the Separation Date, he will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse Nicholson for these expenses pursuant to its regular business practice.
3.    Consulting Services.
(a) Consulting Services and Term. Immediately effective upon the Separation Date and through to March 31, 2021 (the “Consulting Services Term”), Nicholson will serve as an independent contractor to the Company to perform such other tasks as may be reasonably requested by the Company’s Chief Executive Officer or his designee (the “Consulting Services”). Unless requested to do so by Company’s Chief Executive Officer or his designee, Nicholson will not enter or visit Company’s premises and Nicholson is expected to provide Consulting Services from a location remote from any of Company’s premises. Generally, during the Consulting Services Term, Nicholson is expected to be available for consultation by phone and email during regular business hours. During the Consulting Services Term, Nicholson will have no authority to represent the Company to third parties or to bind the Company to any contractual obligations, whether written, oral or implied, or represent that Nicholson has such authority, unless authorized to do so in writing by an officer of the Company. During the Consulting Services Term, Nicholson shall continue to abide by all of the Company’s policies and procedures in effect from time to time and perform duties requested of Nicholson in good faith to the best of his abilities.
(b) Consideration and Fee Reimbursement during the Consulting Services Term. During the Consulting Services Term, Company will compensate Nicholson in accordance with the following Consulting Compensation Table.
Table 1
Consulting Compensation Table
For Each Period Within the Consulting Services Term

Period	Compensation
October 16-31, 2019	19,134.14
November 1-30, 2019	38,268.58
December 1-31, 2019	38,268.58
January 1-31, 2020	38,268.58
February 1-29, 2020	38,268.58
March 1-31, 2020	38,268.58
April 1-30, 2020	38,268.58
May 1-31, 2020	38,268.58
June 1-30, 2020	38,268.58
July 1-31, 2020	38,268.58
August 1-31, 2020	38,268.58
September 1-30, 2020	38,268.58
October 1-31, 2020	38,268.58
November 1-30, 2020	38,268.58
December 1-31, 2020	38,268.58
January 1-31, 2021	38,268.58
February 1-28 2021	38,268.58
March 1-31, 2021	38,268.58
Total	669,700.00
The parties acknowledge and agree that the total compensation in accordance with Table 1 corresponds to one (1) year of Nicholson’s annual base salary. Nicholson will also be reimbursed for reasonable out-of-pocket travel costs and other expenses that are approved in advance by email or writing by Company’s Chief Executive Officer of his designee.
(c) Invoices. During the Consulting Services Term and after a complete calendar month of Consulting Services, Nicholson shall provide to the Company on or before the seventh (7th) calendar day of the immediately following month an invoice for thirty-eight thousand, two hundred sixty-eight dollars and fifty-eight cents ($38,268.58). For the incomplete month corresponding to the period of October 16-31, 2019, Nicholson shall provide the Company on or before November 7, 2019 an invoice for nineteen thousand, one hundred thirty-four dollars and fourteen cents ($19,134.14). In addition, Nicholson shall provide to the Company within seven (7) days at the end of each calendar month during the Consulting Services Term a true and correct invoice for any approved reasonable out-of-pocket travel costs and other expenses incurred during the prior month. The Company shall pay each invoice within fifteen (15) business days of receiving such invoice from Nicholson. Nicholson shall submit each invoice and direct all communications to the Company’s Senior Vice President, Human Resources (or such other person as delegated by Senior Vice President, Human Resources).

(d) Independent Contractor Status. It is the express intention of Nicholson and the Company that, during the Consulting Services Term, Nicholson shall be an independent contractor, and shall be classified by Company as such for all purposes, and shall not be an officer, employee, agent, joint venturer, or partner of Company. Accordingly, Nicholson shall not be entitled to earn or accrue during the Consulting Services Term and thereafter any rights, benefits, equity, or salary, or vest in any equity awards, under any employee benefit or compensation plan or program sponsored by Company or any of its parent, subsidiary or affiliated entities at any time, including, but not limited to health, dental, vision, 401(k), Change of Control Severance Benefit Plan, or other employee welfare benefits, and Nicholson shall be solely responsible for his insurance, taxes, fees, licenses, costs, equipment, expenses, and providing himself with office space, if necessary, to perform his duties as a consultant. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between Nicholson and Company at any time after the Separation Date.

(e) Equity Awards. Pursuant to the applicable Equity Incentive Plan (“Equity Plans”) and the equity award notices and agreements issued to Nicholson thereunder (collectively, the “Award Agreements”), Nicholson’s right to exercise any vested stock options shall end on the earlier of (i) three months following the conclusion of the Consulting Services Term, or (ii) the expiration of the term of Nicholson’s stock options. Nicholson’s stock options and restricted stock units continue to remain subject to all other terms and conditions of the Award Agreements. In the event of any conflict between the terms of the Equity Plans and Award Agreements and this Agreement, the terms of the Equity Plans and Award Agreements will control.
4.     Employee Acknowledgements.
(a) Acknowledgements and Representations. Nicholson acknowledges: (a) receipt of all compensation and benefits due to him through the Effective Date as a result of services performed for the Company; (b) he has reported to the Company any and all work-related injuries incurred during employment; (c) the Company properly provided any leave of absence because of his or a family member’s health condition, and he has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (d) he has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any Released Party; (e) he has not filed any complaints, claims, or actions against the Company or any Released Party; and (f) he has not raised a claim of sexual harassment or abuse with the Company. Nicholson further represents that he will not bring any action in the future in which he seeks to recover any damages from the Company relating to or arising from his employment or his separation from the Company, other than an action to enforce his rights under this Agreement.
(b) Confidential Information. Nicholson shall continue to maintain the confidentiality of all confidential and proprietary information of Company and shall continue to comply with the continuing obligations of the Employee Confidentiality Agreement through the Transition Services Term, Consulting Services Term, and, as applicable, thereafter, including, without limitation, Section 4 of the Employee Confidentiality Agreement, which sets forth Nicholson’s confidentiality obligations with respect to Company’s Confidential Information (as defined in the Employee Confidentiality Agreement).

5.     Release Provisions.
(a)General Release. In exchange for the consideration described in Sections 1(b) and 3(b), Nicholson, personally and for Nicholson’s heirs, executors, administrators, successors and assigns, hereby generally and completely release the Company and its subsidiaries, successors, predecessors and affiliates, and its and their respective partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (all of whom are referred to throughout this Agreement as “Released Parties”), from any and all claims, demands, actions, causes of action, suits, damages, losses, expenses, liabilities, and obligations, both known and unknown, individually or as part of a group action, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time through the date Nicholson signs this Agreement (“Claims”). This general release includes, but is not limited to, to all matters in law, equity, contract, tort, or pursuant to statute, including but not limited to any and all claims arising under the California Constitution, California statutory and common law; Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair

Employment and Housing Act, the National Labor Relations Act; or any other federal, state or local statute, rule, ordinance, or regulation.
Nicholson further agrees and acknowledges that the release provided for in this Section 5 shall apply to all unknown and unanticipated injuries and/or damages. Nicholson acknowledges and understands that Section 1542 of the Civil Code of the State of California provides as follows:
A general release does not extend to claims THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM/HER, WOULD HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Nicholson intends these consequences even as to claims for damages that may exist as of the date this Agreement is executed that Nicholson does not know exist and which if known, would materially affect Nicholson’s decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause. Being aware of Section 1542 of the California Civil Code, Nicholson, by signing this Agreement, expressly waives the provisions of Section 1542 of the California Civil Code and any other similar provisions of law that may be applicable.
(b)Exclusions from General Release. The above release does not waive claims: (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Nicholson signs this Agreement, (iii) that may arise after Nicholson signs this Agreement, (iv) for indemnification under California Labor Code section 2802, or (v) which cannot be released by private agreement.
6.    Acknowledgement of Waiver of ADEA Claims. Nicholson acknowledges waiving and releasing any rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Nicholson and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Nicholson acknowledges that the consideration given for this waiver and Agreement is in addition to anything of value to which Nicholson was already entitled. Nicholson further acknowledges notice by this writing that:
(a)Nicholson should consult with an attorney prior to executing this Agreement;
(b)Nicholson has up to twenty-one (21) calendar days within which to consider this Agreement;
(c)Nicholson has seven (7) calendar days following Nicholson’s execution of this Agreement to revoke the Agreement;
(d)the ADEA waiver in this Agreement shall not be effective until the seven (7) day revocation period has expired; and
(e)nothing in this Agreement prevents or precludes Nicholson from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; and
(f)in order to revoke this Agreement, Nicholson must deliver to Mark A. Wilson’s attention at the following address a written revocation before 12:00 a.m. (midnight) p.s.t. on the seventh calendar day following the date Nicholson signs the Agreement:
Mark A. Wilson, Esq.
Nektar Therapeutics
455 Mission Bay Boulevard, South
Suite 100
San Francisco, CA 94158
Email: mwilson@nektar.com

7.    Confidentiality of this Agreement. The provisions of this Agreement shall be held in strictest confidence by Nicholson and shall not be publicized or disclosed in any manner whatsoever by Nicholson at any time to any person other than Nicholson’s lawyer or accountant, a governmental agency, or Nicholson’s immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company. Nothing in this Agreement shall prevent Nicholson from providing information to the NLRB upon request, nor shall this provision prevent Nicholson from exercising his rights under Section 7 of the National Labor Relations Act. Nicholson and the Company specifically disclaim any intent to enter into this Agreement in exchange for a promise not to reveal to any government entity, including any court or agency, conduct that could be construed as a violation of federal law.

8.    Proprietary Information. Nicholson acknowledges access to and receipt of confidential business and proprietary information regarding the Company and its clients while working. This information may be in a variety of paper and electronic forms. Nicholson agrees not to make any such information known to any member of the public and to comply with all applicable ethical responsibilities related to client confidences and secrets.
9.    Cooperation. Following the Effective Date, Nicholson agrees to reasonably cooperate with the Company in connection with: (a) any internal or governmental investigation or administrative, regulatory , arbitral or judicial proceeding involving the Company with respect to matters relating to Nicholson’s service to the Company or any inquiries related to facts or circumstances that Nicholson knows as a result of service to the Company (collectively, “Litigation”); and (b) any audit of the financial statements of the Company with respect to the period of time when Nicholson was employed by the Company (“Audit”). Nicholson acknowledges that such cooperation may include, but shall not be limited to, Nicholson making himself available to the Company (or its respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company, in a reasonable form and within a reasonable time frame, with respect to the Company's financial statements for the period in which Nicholson was employed by the Company; and (v) turning over to the Company any documents relevant to any Litigation or Audit that are or may come into Nicholson’s possession. In addition, Nicholson agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Company or any of its affiliates, unless under a subpoena or other court order to do so. Nicholson agrees both to immediately notify Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against Company or any of its affiliates, Nicholson shall state no more than that he cannot provide counsel or assistance. Notwithstanding anything to the contrary, nothing in this Agreement prevents Nicholson from providing truthful information to any governmental agency in connection with any governmental, regulatory or administrative agency proceeding. Following the end of the Consulting Services Term, Nicholson shall receive: (i) an hourly fee for the cooperation described in this Section 9 at a rate of $250 per hour; and (ii) the reimbursement of reasonable travel and other expenses incurred by Nicholson in the course of providing such cooperation, provided, however, that all such travel and other expenses shall be reimbursed only if approved by Company in advance.

10.     Voluntary Waiver and Release, Advice of Counsel, Consideration and Other Information. Nicholson acknowledges and agrees that:
(a)     his waiver and release of rights under this Agreement are voluntary, and that he is acting of his own free will in executing this Agreement;
(b)     through this Agreement, he is releasing the Released Parties from any and all claims that he may have against any of the Released Parties;
(c)     his waiver and release, as set forth in this Agreement, do not apply to any rights or claims that may arise after the date he signs this Agreement; and
(d)     the Company hereby advises Nicholson that, before signing this Agreement, he should consult with an attorney, although he may choose voluntarily not to do so.
11.     Tax Indemnification. Nicholson acknowledges and agrees that the Company has made no representations or Tax Indemnification warranties regarding the tax consequences of any amounts paid by the Company to Nicholson pursuant to this Agreement. Nicholson agrees to pay all federal or state taxes owed by him, if any, which are required by law to be paid with respect to the payments herein. Nicholson further agrees to indemnify and hold the Company harmless from any taxes owed by him, including interests or penalties owed by Nicholson, on account of this Agreement. Nicholson further agrees to reimburse Company for any attorney’s fees and costs incurred by Company as a result of having to obtain indemnification under this Agreement.

12.    Return of Company Property. Nicholson agrees that, on or before the beginning of the Consulting Services Term and to the extent not already completed, Nicholson will return to the Company all Company documents (and all copies thereof whether in physical or electronic format) and, with the exception of a personal cell phone and computer, other Company property in Nicholson’s possession or control, including, but not limited to: Company files, email, electronic messages, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, smart phones, cell phones, pagers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). If Nicholson has used any personal computer, server, or electronic system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, Nicholson agrees to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. Nicholson agrees to provide the Company access to his system as requested to verify that the necessary copying and/or deletion is completed. Nicholson agrees not to retain any paper or electronic copies of any Company documents or data (including but not limited to email and electronic messages) other than this Release and other documents evidencing his employment relationship with the Company.
13.    No Interference with Rights.  Nothing in this Release, including but not limited to the release of claims, the non-disclosure of confidential and proprietary information, the acknowledgements and promise not to sue, or the confidentiality agreements, (a) limits or affects Nicholson’s right to challenge the validity of this release (b) prevents Nicholson from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (c) prevents Nicholson from exercising his rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement, Nicholson acknowledges waiving his right to recover any individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Nicholson or on Nicholson’s behalf by any third party, except for any right Nicholson may have to receive a payment from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.
14.    Right to Testify. Nothing in this Agreement shall be construed as a waiver of Nicholson’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Nicholson has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

15.    Entire Agreement; Modification. This Agreement is governed by California law. This Agreement, the Award Agreements and Nicholson’s Employee Confidentiality Agreement constitute the complete and only agreements between Nicholson and the Company on these subjects. In entering this Agreement, Nicholson is not relying on any promise or representation, written or oral, other than those expressly contained in this Agreement. Any prior agreements between or directly involving Nicholson and the Company are superseded by this Agreement, except for the Employee Confidentiality Agreement with the Company, and the Award Agreements. This Agreement may not be modified except in a writing signed by both Nicholson and a Senior Vice President of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Nicholson and the Company, and inure to the benefit of both Nicholson and the Released Parties, their heirs, successors and assigns. Any determination that a provision of this Agreement is invalid or unenforceable, in whole or in part, will not affect any other provision of this Agreement, and the provision in question shall be modified by the court so as to be rendered enforceable in accordance with the intent of the parties to the extent possible.
16.    General. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement. This Agreement may be signed in counterparts.
17.    Costs. The parties shall each bear their own attorneys’ fees and other fees incurred in connection with this Agreement.
18.    Arbitration. The parties agree that any dispute regarding any aspect of this Agreement, including the confidentiality provisions, shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq. In the event the FAA does not apply for any reason, then the arbitration will proceed pursuant to the California Arbitration Act, California Code of Civil Procedure § 1280, et seq. The arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief. Arbitration proceedings shall be held in San Francisco, California, or at any other location mutually agreed upon by the parties. The parties agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum. If the parties cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of five (5) neutral arbitrators provided by JAMS (Judicial Arbitration & Mediation Services). Employee will have the option of making the first strike. Any dispute must be submitted to the other party in writing within thirty (30) days of when the party knew or should have known of the dispute. Otherwise, the claim of such party shall be deemed waived to the maximum extent allowed by law. Each party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and the arbitration costs. If under applicable law the Company is not required to pay the arbitrator’s fees and the arbitration costs, then such fees and costs will be apportioned equally between each set of adverse parties.
19.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and consequences of this Agreement and of the releases it contains; and (c) they are fully aware of the legal and binding effect of this Agreement.

20.    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.
Nektar Therapeutics
By: /s/ Dorian Hirth
Dorian Hirth
SVP, Human Resources & Facilities Operations
You have read and understood this Agreement, sign this Agreement knowing you could be waiving valuable rights, and acknowledge that this Agreement is final and binding.
John Nicholson

/s/ John Nicholson